Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

VITAMIN SHOPPE, INC.

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

Vitamin Shoppe, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Vitamin Shoppe, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 27, 2002, under the name VS Holdings, Inc.

2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 141, 242 and 245 of the DGCL.

3. The required holders of the Corporation’s issued and outstanding capital stock approved and adopted the Amended and Restated Certificate of Incorporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

5. The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

ARTICLE FIRST:

The name of the Corporation is Vitamin Shoppe, Inc. (the “Corporation”).

ARTICLE SECOND:

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

ARTICLE THIRD:

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL as set forth in Title 8 of the Delaware Code.

ARTICLE FOURTH:

A. Authorized Capital Stock.

The total number of shares of stock which the Corporation shall have authority to issue is 650,000,000 shares of capital stock, consisting of (i) 400,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 250,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

B. Common Stock.

The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(a) Ranking. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, the powers, preferences and rights of the holders of Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.

(b) Voting. Except as otherwise expressly required by law or provided in this Amended and Restated Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(c) No Cumulative Voting. Holders of shares of Common Stock shall not have cumulative voting rights.

(d) Dividends, Stock Splits. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(e) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them.

(f) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

C. Preferred Stock.

The Preferred Stock shall be divided into series. The first series shall consist of 100,000 shares and is designated “Series A Preferred Stock”.

The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

D. Provisions Relating to Series A Preferred Stock.

Section 1. Dividends.

1A. General Obligation.

When, as and if declared by the Board of Directors and to the extent permitted under the DGCL, the Corporation shall pay preferential cumulative dividends in cash to the holders of the Series A Preferred Stock as provided in this Section 1. Cumulative dividends on each share of Series A Share shall accrue on a daily basis at the Rate on the sum of the Liquidation Value plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Series A Share to and including the first to occur of (i) the date on which the Liquidation Value of such Series A Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with a Liquidation, (ii) the date on which such Series A Share is converted into shares of Common Stock or (iii) the date on which such Series A Share is otherwise acquired by the Corporation. Such dividends shall be cumulative and accrue from the date of issuance whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Series A Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series A Share.

1B. Dividend Reference Dates. To the extent not paid on any Dividend Reference Date, all dividends which have accrued on each Series A Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Series A Share until paid to the holder thereof.

1C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the respective amounts of accrued and unpaid dividends on the Series A Shares held by each such holder. Any such payment of dividends shall be applied first to pay accrued and unpaid dividends that are not accumulated dividends, and second to pay accrued and unpaid dividends that are accumulated dividends.

Section 2. Liquidation.

Upon any Liquidation, each holder of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Series A Shares held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Series A Preferred Stock shall not be entitled to any further payment. If, upon any such Liquidation, the Corporation’s assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of, plus all accrued and unpaid dividends on, the Series A Shares held by each such holder. Not less than 30 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation to each record holder of Series A Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Series A Share and each share of Junior Securities in connection with such Liquidation.

Section 3. Priority of Series A Preferred Stock.

So long as any Series A Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding Series A Shares, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities for consideration, nor shall the Corporation (nor shall it permit any Subsidiary to) directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, except for cash payments, if any, in lieu of the issuance of fractional shares in connection with the conversion of any Junior Securities; provided that the Corporation may repurchase shares of Junior Securities from present or former employees of the Corporation and its Subsidiaries in accordance with the provisions of any stock option plan adopted by the Corporation’s Board of Directors or pursuant to written agreements with employees of the Corporation or any of its Subsidiaries that have been approved by the Corporation’s Board of Directors.

Section 4. Redemptions.

4A. Optional Redemptions. The Corporation may at any time and from time to time, without premium or penalty, redeem all or any portion of the Series A Shares then outstanding. Upon any such redemption, the Corporation shall pay a price per Series A Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

4B. Redemption Payments. For each Series A Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Series A Share) an amount in cash in immediately available funds equal to the Liquidation Value, plus all accrued and unpaid dividends thereon, of such Series A Share. If the funds of the Corporation legally available for redemption of Series A Share on any Redemption Date are insufficient to redeem the total number of Series A Share to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series A Share pro rata among the holders of the Series A Share to be redeemed based upon the aggregate Liquidation Value of such Series A Share held by each such holder (plus all accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Share, such funds shall immediately be used to redeem the balance of the Series A Share which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

4C. Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail or messenger written notice of each redemption of a Series A Share to each record holder thereof not more than 60 nor less than 2 days prior to the Redemption Date. In case fewer than the total number of Series A Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series A Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Series A Shares. The Corporation may state in any such notice of redemption of Series A Shares that the dollar amount of Series A Shares to be redeemed will be up to an aggregate dollar amount to be determined by the Corporation upon the Redemption Date, and may be conditioned upon, and effected at the time of, the closing with the underwriters of the sale of securities pursuant to a Qualified Public Offering.

4D. Dividends After Redemption Date. No Series A Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Series A Share (plus all accrued and unpaid dividends thereon) is paid to the holder of such Series A Share. On such date, all rights of the holder of such Series A Share shall cease, and such Series A Share shall no longer be deemed to be issued and outstanding.

4E. Redeemed or Otherwise Acquired Shares. Any Series A Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

4F. Determination of the Number of Each Holder’s Shares to be Redeemed. Except as otherwise provided herein, any Series A Shares to be redeemed hereunder shall be redeemed pro rata among the holders of Series A Shares based upon the aggregate Liquidation Value of, plus all accrued and unpaid dividends on, the Series A Shares held by each such holder.

Section 5. Conversion.

5A. Conversion upon Request. The holders of a majority of the outstanding Series A Shares may, by giving written notice to the Corporation not less than two days nor more than 60 days prior to the consummation of the Corporation’s first Qualified Public Offering, require the Corporation to convert all or a portion of the Series A Shares held by all holders thereof into a number of shares of Common Stock, determined with respect to each Series A Share by dividing the Liquidation Value of, plus all accrued and unpaid dividends on, such Series A Share at the effective time of such conversion by the price per share to the public of the Common Stock in such Qualified Public Offering. The Corporation shall mail written notice to each record holder of Series A Shares within 20 days following the filing of the initial registration statement with the Securities and Exchange Commission for the Corporation’s Qualified Public Offering. In the case of a partial conversion, such conversion shall be pro rata to all holders of Series A Shares based on the aggregate Liquidation Value of, plus all accrued and unpaid dividends on, the Series A Shares held by each holder of Series A Preferred Stock. Any such conversion shall be conditioned upon, and effected at the time of, the closing with the underwriters of the sale of securities pursuant to such Qualified Public Offering.

5B. Time of Conversion. In the event of a conversion pursuant to Section 5A, the outstanding Series A Shares converted under Section 5A shall be converted automatically without any further action by the holder of such Shares and whether or not the certificates representing such Series A Shares are surrendered to the Corporation or the transfer agent for such Series A Preferred Stock. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such Series A Shares are either delivered to the Corporation or any transfer agent for such Series A Preferred Stock, or the holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

5C. Conversion Procedure.

(i) As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (a) below), the Corporation shall deliver, or cause to be delivered, to the converting holder:

(a) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(b) a certificate representing any Series A Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(ii) The issuance of certificates for shares of Common Stock upon conversion of Series A Shares shall be made without charge to the holders of such Series A Shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each Series A Share, the Corporation shall take all such actions as are necessary in order to insure that (A) the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof (other than restrictions imposed by federal or state securities laws or liens, charges or encumbrances created by the holder), and (B) that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(iii) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Shares in any manner that interferes with the timely conversion of Series A Preferred Stock. The Corporation shall assist and cooperate with any holder of Series A Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series A Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

(iv) The Corporation shall, in connection with the consummation of its first Qualified Public Offering, reserve and make available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock for which a conversion election has been made pursuant to Section 5A.

(v) If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of Series A Preferred Stock, the Corporation, in lieu of delivering the fractional share therefore, shall pay an amount to the holder thereof equal to the price per share to the public of the Common Stock in the Qualified Public Offering multiplied by such fractional interest.

Section 6. Voting Rights. Except as otherwise required by applicable law, the Series A Preferred Stock shall have no voting rights. The holders of the Series A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s Bylaws and to the same extent and in the same manner delivered to holders of Common Stock.

E. Power to Sell and Purchase Shares.

Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

F. Provisions Relating to Capital Stock.

Section 1. Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be either personally delivered, or sent via facsimile or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder). Notices shall be deemed to have been given hereunder when delivered personally, when sent via facsimile (as evidenced by a printed confirmation) if sent prior to 5:00 p.m. (local time of recipient) on a business day or, if not, the next succeeding business day), three business days after deposit in the U.S. mail and one business day after deposit with a reputable overnight courier service.

Section 2. Definitions.

For purposes of this Article FOURTH, the following definitions shall apply:

“Dividend Reference Dates” shall mean, for any Series A Share, each March 31, June 30, September 30 and December 31 of each year, occurring after the date of issuance of such Series A Share.

“Junior Securities” shall mean any shares of Common Stock and any other series of capital stock of any series or class of the Corporation, whether presently outstanding or hereafter issued, which are not designated in the instrument creating such series or class as ranking senior to or pari passu with the Series A Preferred Stock.

“Liquidation” shall mean dissolution or winding up of the Corporation (whether voluntary or involuntary); provided that neither the consolidation or merger of the Corporation into or with any other Persons (whether or not the Corporation is the surviving entity), nor the sale, conveyance, mortgage, pledge, lease or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a Liquidation.

“Liquidation Value” of any Series A Share shall mean an amount equal to $1,000 (subject to adjustment in the event of any stock split or combination with respect to such share).

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” shall mean any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

“Qualified Public Offering” shall mean an underwritten Public Offering of shares of Common Stock which results in aggregate gross proceeds to the Corporation and any selling stockholders of more than $80,000,000.

“Rate” shall mean eight percent (8%) per annum; provided that from and after the consummation of the Corporation’s first Qualified Public Offering, the Rate shall be ten percent (10%) per annum.

“Series A Share” shall mean a share of Series A Preferred Stock.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

ARTICLE FIFTH:

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to, or repeal the By-Laws of the Corporation.

C. The Board of Directors shall consist of not less than three or more than fifteen members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. Election of directors need not be by written ballot unless the By-Laws so provide.

D. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director may resign at any time in accordance with the By-Laws.

E. Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause at a meeting of stockholders at which a quorum is present and only by the affirmative vote of the holders of at least two-thirds of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto.

F. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

ARTICLE SIXTH:

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE SEVENTH:

A. In recognition and anticipation that (a) the directors, officers or employees of IPC may serve as directors or officers of the Corporation, (b) IPC and the Affiliated Companies (as defined below) thereof engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) that the Corporation and the Affiliated Companies thereof will engage in material business transactions with IPC and Affiliated Companies thereof and that the Corporation is expected to benefit therefrom, the provisions of this Article Seventh are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve IPC or Affiliated Companies and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

B. None of IPC and any of its Affiliated Companies shall have any duty to refrain from (i) engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, (ii) any decision or action to enforce its rights under any agreement or contract with the Corporation, (iii) doing business with any of the Corporation’s clients or customers, or (iv) employing or otherwise engaging any of the Corporation’s officers or employees and none of IPC and any officer, director or employee thereof (except as provided in paragraph C below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of IPC or any of its Affiliated Companies. In the event that IPC or any of its Affiliated Companies acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the Corporation or any of its Affiliated Companies, none of IPC and any of its Affiliated Companies shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its Affiliated Companies and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that IPC or any of its Affiliated Companies pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

C. In the event that a director or officer of the Corporation who is also a director, officer or employee of IPC acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its Affiliated Companies and IPC or any of its Affiliated Companies, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

(a) A corporate opportunity offered to any Person who is a director or officer of the Corporation, and who is also a director, officer or employee of IPC, shall belong to the Corporation if such opportunity is expressly offered to such Person in writing solely in his or her capacity as a director or officer of the Corporation and not separately offered to IPC or any of its officers, directors or employees.

(b) Otherwise, such corporate opportunity shall belong to IPC.

D. In addition to and notwithstanding the foregoing provisions of this Article Seventh, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of Article Three or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

E. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article SEVENTH.

F. If any contract, agreement, arrangement or transaction between the Corporation and IPC involves a corporate opportunity and is approved in accordance with the procedures set forth in Article EIGHTH of this Amended and Restated Certificate of Incorporation, IPC and its officers, directors and employees shall also for the purposes of this Article SEVENTH and the other provisions of this Amended and Restated Certificate of Incorporation: (i) have fully satisfied and fulfilled their fiduciary duties to the Corporation and its stockholders and not be liable to the Corporation and its stockholders with respect to the Corporate opportunity; (ii) be deemed to have acted in good faith and in a manner such persons reasonably believe to be in, and not opposed to, the best interests of the Corporation; and (iii) be deemed not to have breached their duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal economic gain therefrom. Any such contract, agreement, arrangement or transaction involving a corporate opportunity not so approved shall not by reason thereof result in any such breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the other provisions of this Article SEVENTH, this Amended and Restated Certificate of Incorporation, the By-Laws, the DGCL and other applicable law.

G. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Amended and Restated Certificate of Incorporation or the DGCL, until the occurrence of the Operative Date, the affirmative vote of at least sixty-six and two thirds percent (66  2/3%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article SEVENTH.

H. For purposes of this Article SEVENTH, Article SIXTH, Article EIGHTH, Article NINTH and Article TENTH (subject to Section B(i) of Article TENTH) hereof

(i) “Affiliated Company” means in respect of IPC, any Person controlled by IPC (other than the Corporation or any Person controlled by the Corporation), and in respect of the Corporation, any Person controlled by the Corporation.

(ii) the “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests; and

(iii) “IPC” “Irving Place Capital” or “IPC” means, collectively, (a) Irving Place Capital Management, L.P., a Delaware limited partnership, and any successor-in-interest thereto (b) JDH Management LLC, a Delaware limited liability company, and any successor-in-interest thereto, (c) IPC AIV GP III Ltd., a Cayman Islands exempted company, (d) any investment partnership or investment entity that is controlled, managed or advised, directly or indirectly, by one or more of the Persons described in clauses (a), (b) and (c) above, (e) any investment partnership initially formed for the benefit of employees of The Bear Stearns Companies Inc. and its subsidiaries that co-invested in some or all of the investments made by one or more of the Persons described in clause (d) above, and (f) any entity that has an economic interest in, or provides advisory, management, consulting, administrative or other services to, any of the Persons described in clause (d) and (e) above or to any Affiliated Company and is controlled, directly or indirectly, by one or more of the Persons described in clauses (a), (b) and (c) above.

(iv) “Operative Date” shall mean the first date on which IPC ceases to beneficially own shares entitled to thirty three and one-third percent (33  1/3%) or more of the votes entitled to be cast by the then outstanding Common Stock.

(v) “Redemption Date” as to any Series A Share means the date specified in the notice of any redemption at the Corporation’s option; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Series A Share (plus all accrued and unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

ARTICLE EIGHTH:

A. In anticipation that the Corporation and IPC or any of its Affiliated Companies may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom, the provisions of this Article EIGHTH are set forth to regulate and define certain contractual relations and other business relations of the Corporation as they may involve IPC or any of its Affiliated Companies, and the powers, rights, duties and liabilities of the Corporation in connection therewith. The provisions of this Article EIGHTH are in addition to, and not in limitation of, the provisions of the DGCL and the other provisions of this Amended and Restated Certificate of Incorporation. Any contract or business relation which does not comply with the procedures set forth in this Article EIGHTH shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal economic gain, but shall be governed by the provisions of this Amended and Restated Certificate of Incorporation, the By-Laws, the DGCL and other applicable law.

B. In the event that IPC or any of its Affiliated Companies enters into an agreement or transaction with the Corporation or any of its Affiliated Companies, a director or officer of the Corporation who is also a director, officer or employee of IPC shall (i) have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such agreement or transaction, (ii) not be liable to the Corporation or its stockholders with respect to such agreement or transactions; (iii) be deemed to have acted in good faith and in a manner it believed to be in, and not opposed to, the Corporation’s best interests; and (iv) not be deemed to (a) have breached its duties of loyalty to the Corporation and its stockholders and (b) derived an improper personal benefit therefrom, if:

(i) The agreement or transaction was approved, after being made aware of the material facts of the relationship between each of the Corporation or an Affiliated Company thereof and IPC or an Affiliated Company thereof and the material terms and facts of the agreement or transaction, by (a) an affirmative vote of a majority of the members of the Board of Directors of the Corporation who are not persons or entities with a material financial interest in the agreement or transaction (“Interested Persons”), even if such members do not constitute a quorum, (b) an affirmative vote of a majority of the members of a committee of the Board of Directors of the Corporation consisting of members who are not Interested Persons or (c) one or more of the Corporation’s officers or employees who are not Interested Persons and who were authorized to approve such transaction by the Board of Directors of the Corporation or committee thereof in the manner set forth in (a) and (b) above.

(ii) The agreement or transaction was fair to the Corporation at the time the agreement or transaction was entered into by the Corporation; or

(iii) The agreement or transaction was approved by an affirmative vote of a majority of the shares of the Corporation’s Common Stock entitled to vote, excluding IPC, any Affiliated Company or Interested Person.

C. Directors of the Corporation who are also directors or officers of IPC may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract, agreement, arrangement or transaction. Common Stock owned by IPC may be counted in determining the presence of a quorum at a meeting of stockholders which authorizes the contract, agreement, arrangement or transaction.

D. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation will be deemed to have notice of and to have consented to the provisions of this Article EIGHTH.

E. For purposes of this Article EIGHTH, any contract, agreement, arrangement or transaction with any corporation, partnership, joint venture, limited liability company, trust, association or other entity in which the Corporation owns (directly or indirectly)

fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

F. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Amended and Restated Certificate of Incorporation or the DGCL, until the occurrence of the Operative Date, the affirmative vote of at least sixty-six and two thirds percent (66  2/3%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article EIGHTH. Neither the alteration, amendment or repeal of this Article EIGHTH nor the adoption of any provision inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE NINTH:

A. In anticipation that IPC will remain a stockholder of the Corporation and may have continued contractual, corporate and business relations with the Corporation, the provisions of this Article NINTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may impact IPC and its legal and regulatory status.

B. The Corporation shall not, without the written consent of IPC, engage, directly or indirectly, in any act or activity which would result, either alone or after giving effect to the business, operations, properties, activities and legal and regulatory status of IPC and the Corporation, in: (i) IPC being required to file any notice, report or other document or make any registration with, obtain any approval, consent or authorization of or otherwise become subject to any statutes, rules, regulations, ordinances, orders, decrees or other legal restrictions of any federal, state, local or foreign governmental, administrative or regulatory authority, agency or instrumentality (collectively, “Applicable Law”); or (ii) any director of the Corporation who is also a director or officer of IPC being ineligible to serve or prohibited from so serving as a director of the Corporation under or pursuant to any Applicable Law. IPC shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that IPC gives or withholds any consent for any reason in connection with this Article NINTH. No vote cast or other action taken by any person who is an officer, director or other representative of IPC which vote is cast or action is taken by such person in his or her capacity as a director of the Corporation shall constitute a consent of IPC for the purpose of this Article NINTH.

C. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.

D. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Amended and Restated Certificate of Incorporation or the DGCL, until the occurrence of the Operative Date, the affirmative vote of the holders of at least sixty-six and two thirds percent (66  2/3%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article NINTH. Neither the alteration, amendment or repeal of this Article NINTH nor the adoption of any provision inconsistent with this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

E. This Article NINTH shall become inoperative and of no effect six months after the Operative Date.

ARTICLE TENTH:

A. Prior to the Operative Date, the Corporation shall not, without the prior consent of IPC, permit any of the following to occur:

(i) any consolidation or merger of the Corporation or any Subsidiary of the Corporation with or into any Person or of any Person with or into the Corporation or any Subsidiary of the Corporation (other than a merger or consolidation with or into a Wholly Owned Subsidiary of the Corporation);

(ii) entry into or consummation of any sale, lease, exchange or other disposition or any acquisition (by way of merger or consolidation, acquisition of stock, other securities or assets, or otherwise) or investment, other than certain Permitted Investments, by the Corporation or any Subsidiary, other than transactions between the Corporation and its Wholly-Owned Subsidiaries, or any series of related dispositions or acquisitions, except for those for which the Corporation has provided IPC at least 15 days prior written notice and which involve consideration not in excess of $10 million in fair market value, except (a) any disposition of cash equivalents or investment grade securities or obsolete or worn out equipment and (b) the lease, assignment or sublease of any real or personal property, in each case, in the ordinary course of business;

(iii) any increase or decrease in the authorized capital stock of the Corporation or the creation of any class or series of capital stock of the Corporation;

(iv) any issuance or sale by the Corporation or any Subsidiary of any shares of its respective capital stock or any options, warrants or rights to acquire such capital stock or securities convertible into or exchangeable for capital stock or the adoption, or amendment by the Corporation or any Subsidiary of any equity incentive plan, except (a) the issuance of shares of capital stock by the Corporation or a Subsidiary to IPC, and (b) the issuance by the Corporation of capital stock pursuant to its equity incentive plans in the ordinary course of business not to exceed $10 million in fair market value per year;

(v) the amendment by the Corporation of Article SIXTH, SEVENTH, EIGHTH, NINTH, TENTH, TWELFTH and Article FOURTEENTH of the Amended and Restated Certificate of Incorporation or Article II, VIII and Article IX of the Amended and Restated By-Laws of the Corporation;

(vi) the declaration of dividends on any class or series of the capital stock of the Corporation;

(vii) the authorization of any class or series of Preferred Stock of the Corporation; or

(viii) any change in the number of directors on the Board of Directors, the establishment of any committee of the Board of Directors, the nomination of the members of the Board of Directors or any committee thereof and the appointment of directors to newly created memberships and vacancies on the Board of Directors or any committees thereof.

B. Except as otherwise provided below, for purposes of this Article TENTH, IPC and Operative Date shall have the meanings set forth in Article SEVENTH. In addition, for purposes of this Article TENTH:

(i) “Corporation” shall mean the Corporation (and not any other corporation, partnership, joint venture, limited liability company, trust, association or other entity);

(ii) “Permitted Investments” shall mean (i) any investment in IPC or any of its restricted subsidiaries; (ii) any investment in cash and cash equivalents or investment grade securities; (iii) investments consisting of purchases and acquisitions of inventory, supplies, material or equipment; and (iv) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices;

(iii) “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof;

(iv) “Subsidiary” shall mean a subsidiary of the Corporation and shall include all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (a) in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (b) of which the Corporation otherwise directly or indirectly controls or directs the policies or operations or (c) which would be considered subsidiaries of the Corporation within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended; and

(v) “Wholly Owned Subsidiary” of the Corporation shall mean all Subsidiaries in which the Corporation owns (directly or indirectly) all of the outstanding voting stock, voting power, partnership interests or similar ownership interests, except for director’s qualifying shares in nominal amount.

C. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Amended and Restated Certificate of Incorporation or the DGCL, until the occurrence of the Operative Date, the affirmative vote of at least sixty six and two-thirds percent (66  2/3%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article TENTH. Neither the alteration, amendment or repeal of this Article TENTH nor the adoption of any provision inconsistent with this Article TENTH shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE ELEVENTH:

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied. However, so long as IPC continues to own shares entitled to cast at least a majority of the votes entitled to be cast in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Secretary of the Corporation shall file such consent or consents, or certify the tabulation of such consents and file such certificate, with the minutes of the meetings of the stockholders.

B. Unless otherwise required by law, Special Meetings of Stockholders, for any purpose or purposes, may be called by (x) IPC, until IPC no longer holds at least 33% of the shares of capital stock at the time outstanding and entitled to vote, by the delivery of a written request to the Secretary of the Corporation or (y) (i) the Chairman of the Board of Directors, if there be one, or (ii) the President, (iii) the Chief Executive Officer, or (iv) the Secretary, and shall be called by any such officer at the request in writing of (i) the Board of Directors or (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings. Such request shall state the purpose or purposes of the proposed meeting. At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

ARTICLE TWELFTH:

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article TWELFTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TWELFTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article TWELFTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article TWELFTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE THIRTEENTH:

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE FOURTEENTH:

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.

ARTICLE FIFTEENTH:

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation’s By-Laws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least sixty six and two-thirds percent (66  2/3%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, ELEVENTH and TWELFTH of this Amended and Restated Certificate of Incorporation or this Article FIFTEENTH.

ARTICLE SIXTEENTH:

The Corporation shall not to be governed by the provisions of Section 203 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 30th day of October, 2009.

VITAMIN SHOPPE, INC.

By:	/s/ James M. Sander
Name: James M. Sander Title: Vice President, General Counsel and Corporate Secretary